UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2012

UNITED RENTALS, INC.
UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five Greenwich Office Park
Greenwich, Connecticut	06831
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (203) 622-3131

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 5, 2012, United Rentals, Inc. (the “Company” or “United Rentals”) and certain of the Company’s subsidiaries entered into an incremental assumption agreement (the “Incremental Assumption Agreement”) with Bank of America, N.A., as agent, and Deutsche Bank AG New York Branch pursuant to which Deutsche Bank AG New York Branch agreed to provide an increase in the U.S. revolving credit commitment of $100 million (the “ ABL Commitment Increase”) under the Amended and Restated Credit Agreement, dated as of October 14, 2011, as amended as of December 16, 2011 (the “Amended and Restated Credit Agreement”), among the Company, United Rentals (North America), Inc. (“URNA”), United Rentals of Canada, Inc., United Rentals Financing Limited Partnership and certain other subsidiaries of the Company and Bank of America N.A., Wells Fargo Capital Finance, LLC, Citigroup Global Markets Inc., Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and the other financial institutions party thereto. Pursuant to the ABL Commitment Increase, the aggregate amount available under the Amended and Restated Credit Agreement’s senior secured asset-based loan facility (the “ABL Facility”) was increased to $1,900 million (subject to availability under a borrowing base), a portion of which is available for borrowing in Canadian Dollars.

The ABL Commitment Increase is subject to the same terms and conditions as all other U.S. revolving credit commitments under the Amended and Restated Credit Agreement.  The terms of the Incremental Assumption Agreement do not modify the Amended and Restated Credit Agreement other than to permit the ABL Commitment Increase.

The ABL Facility matures on October 13, 2016.  Upon effectiveness of the ABL Commitment Increase, approximately $907 million was drawn under the ABL Facility and approximately $993 million was available for additional borrowings under the ABL Facility, subject to borrowing base limitations, as reduced by outstanding letters of credit.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Participants in Solicitation

United Rentals, RSC Holdings, Inc. (“RSC Holdings”) and their respective directors and executive officers and certain members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of United Rentals and RSC Holdings in connection with the proposed merger of United Rentals and RSC Holdings. Information about the directors and executive officers of United Rentals and their ownership of United Rentals common stock is set forth in the proxy statement for the United Rentals 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 31, 2011. Information about the directors and executive officers of RSC Holdings and their ownership of RSC Holdings common stock is set forth in the proxy statement for the RSC Holdings 2011 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 16, 2011. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed merger may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger.

Item 9.01.             Financial Statements and Exhibits.

10.1

Incremental Assumption Agreement, dated as of March 5, 2012, between United Rentals, Inc., United Rentals (North America), Inc., United Rentals of Canada, Inc, United Rentals Financing Limited Partnership and certain other subsidiaries of United Rentals, Inc. and Bank of America, N.A., as agent and Deutsche Bank AG New York Branch.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2012

UNITED RENTALS, INC.

By:	/s/ Jonathan M. Gottsegen
	Name:	Jonathan M. Gottsegen
	Title:	Senior Vice President, General Counsel and
Corporate Secretary

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ Jonathan M. Gottsegen
	Name:	Jonathan M. Gottsegen
	Title:	Senior Vice President, General Counsel and
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1

Incremental Assumption Agreement, dated as of March 5, 2012, between United Rentals, Inc., United Rentals (North America), Inc., United Rentals of Canada, Inc, United Rentals Financing Limited Partnership and certain other subsidiaries of United Rentals, Inc. and Bank of America, N.A., as agent and Deutsche Bank AG New York Branch.